                                     Filing Under Rule 424(b)(3)
                                     Registration File No. 33-63139-01
                                     Dealer:  Lehman Brothers Inc.
                                     Address:  3 World Financial Center
                                      NY, NY 10285
                                     Contact:  Mike Bouloubasis, (212) 526-7145
                                     Cusip #: 87228RAJ2
Pricing Supplement No. C-9 Dated January 30, 1998
(To Prospectus dated January 17, 1997 and
Prospectus Supplement dated January 17, 1997)

On September 4, 1997, TCI Communications, Inc. reopened its Medium Term Notes, Series C, and increased the aggregate principal amount thereof that it may offer from up to $750,000,000 to up to $900,000,000.

                            TCI COMMUNICATIONS, INC.
               MEDIUM TERM NOTES, SERIES C - SENIOR FLOATING RATE

----------------------------------- ----------------------- ------------------------- -------------------------
Trade Date:                         January 28, 1998        Initial Interest Rate:    5.86%
---------------------------------- ----------------------- ------------------------- -------------------------
Principal Amount:                   $95,000,000             Currency:                 U.S. Dollars
----------------------------------- ----------------------- ------------------------- -------------------------
Stated Maturity Date:               February 2, 2000        Original Issue Date:      February 2, 1998
----------------------------------- ----------------------- ------------------------- -------------------------
Issue Price:                        99.75%                  Net Proceeds to Issuer:   $94,762,500
----------------------------------- ----------------------- ------------------------- -------------------------
Selling Agent's Commission:         $237,500                Min. Denomination:        $1,000
----------------------------------- ----------------------- ------------------------- -------------------------

Form:             X        Book-Entry
                  -
                           Certified
                  -
Interest:

         Base Rate:            CD Rate                    Commercial Paper Rate              LIBOR
                           --                        --                                 --
                               Federal Funds Rate         Other (see attached)               Prime Rate
                           --                        --                                 --
                               Treasury Rate         X    CMT Rate (2yr.) (Telerate Page 7051)
                           --                        --


Interest Determination Dates:       Two N. Y. business days before interest payment date.
Interest Payment Date:        Quarterly, on the second day of February, May, August and November
Interest Reset Period:        Quarterly                      Maximum Interest Rates:  N/A
Interest Payment Period:      Quarterly                      Minimum Interest Rates:  N/A
Spread:                       0.50
Daycount Basis:               30/360

Redemption:       X           The Notes cannot be redeemed prior to maturity
                  -
                              The Notes may be redeemed prior to maturity
                  -

         Initial Redemption Date:                             N/A
         Initial Redemption Price:                            N/A
         Annual Redemption Price Reduction:                   N/A

Repayment:        X          The Notes cannot be repaid prior to maturity
                  -
                             The Notes can be repaid prior to maturity at the option of the holder
                  -

Repayment Price:             N/A      Repayment Date:           N/A

Original Issue
Discount Note:               Yes
                  -
                  X          No
                  -

         Total Amount of OID:               N/A
         Yield to Maturity:                 N/A
         Initial Accrual Period:            N/A
Optional Extension of Maturity Date:        N/A
Final Maturity Date:                        February 2, 2000